SCHEDULE H

This Schedule sets forth information with respect to each purchase and sale of Ordinary Shares which were effectuated by the Reporting Person for the benefit of the Master Fund since the filing of Amendment No. 9. Unless otherwise noted, such transactions were effectuated in the open market through a broker.

Trade Date	Ordinary Shares Purchased (Sold)	Price ($)*
2025-12-09 2025-12-11 2025-12-12 2025-12-15 2025-12-16 2025-12-17 2025-12-18 2025-12-19 2025-12-22 2025-12-29 2025-12-30 2025-12-31 2026-01-02 2026-01-05 2026-01-06 2026-01-08 2026-01-14 2026-01-15	447,584 846,412 483,048 94,460 658,608 108,418 86,819 17,760 22,210 49,649 5,160 315 95,573 1,597,474 346,861 143,247 1,857,103 842,897	13.37 13.90 13.97 13.97 13.93 14.02 14.03 14.04 13.98 13.99 14.03 14.03 13.68 13.79 13.91 14.01 13.28 13.15

* Excluding commissions, SEC fees, etc. (rounded to nearest cent). The Ordinary Shares were purchased using British Pounds. For purposes of this Schedule 13D, a conversion rate of USD 1.33855 for each GBP 1.00 was used.